UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549
FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15 (d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): November 23, 2010
BRIGHTPOINT, INC.
(Exact name of registrant as specified in its charter)

Indiana	1-12845	35-1778566

(State or Other	(Commission	(IRS Employer
Jurisdiction of	File Number)	Identification No.)
Incorporation)

7635 Interactive Way, Suite 200, Indianapolis, Indiana	46278

(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code (317) 707-2355

(Former Name or Former Address, if Changed Since Last Report)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 Entry into a Material Definitive Agreement
ITEM 9.01. Financial Statements and Exhibits
SIGNATURES
EX-99.1

ITEM 1.01 Entry into a Material Definitive Agreement
On November 23, 2010, Brightpoint, Inc. (the “Company”) entered into the Fourth Amendment to its Credit Agreement dated as of February 16, 2007 and amended on July 31, 2007, November 20, 2007 and March 12, 2009. The Fourth Amendment, among other things, (i) increased the total borrowing capacity to $450 million from the prior capacity of approximately $396 million that was comprised of $96 million in term loan and $300 million in revolver capacity, (ii) pre-paid all prior existing term debt obligations of approximately $96 million and increased the capacity under the revolver from $300 million to $450 million, (iii) extended the maturity date until November 2015, (iv) provided for an interest rate of 2.75% over LIBOR or approximately 3.00% with LIBOR at .25%, an interest rate that is approximately 1.50% higher than in the previous credit facility, and (v) replaced the covenants requiring a current ratio above 1.1 and an interest coverage ratio above 4 with a covenant requiring the Company to maintain a fixed charge ratio above 2.
Bank of America, N.A. served as Administrative Agent with participation in the facility by Bank of America, N.A., Banc of America Securities Limited, Bank of America, N.A., Sydney Branch, The Royal Bank of Scotland N.V., DNB Nor Bank ASA, Fifth Third Bank, Nordea Bank Finland PLC, PNC Bank, National Association, BNP Paribas, Regions Bank, BBVA Compass Bank, Deutsche Bank AG New York Branch, US Bank National Association, The Huntington National Bank, and The Royal Bank of Scotland PLC.
ITEM 9.01. Financial Statements and Exhibits.
Exhibits. The following exhibits are furnished herewith:

Exhibit No.	Description

99.1	Press Release of Brightpoint, Inc. regarding the entrance into the Fourth Amendment to the Credit Agreement

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

BRIGHTPOINT, INC. (Registrant)
By:	/s/ Anthony W. Boor
Anthony W. Boor
Executive Vice President, Chief Financial Officer and Treasurer

Date: November 23, 2010